Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation of our report included in this Amendment No. 1 to Form 10-K into the Company’s previously filed Registration Statements on Form S-3 (File No.’s 333-90532 and 333-68088) and Form S-8 (File No.’s 333-68166, 333-54584 and 333-54582) of Wits Basin Precious Minerals Inc. and subsidiaries (formerly known as Active IQ Technologies, Inc.) of our report dated February 14, 2003 which appears on Page 26 of this Amendment No. 1 to the annual report on Form 10-K/A for the year ended December 31, 2002.

Virchow, Krause & Company, LLP

Minneapolis, Minnesota
January 14, 2005